Exhibit 10.1
Execution Copy
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is by and between CHYRONHEGO CORPORATION, a New York corporation (the “Company”), having its principal offices at 5 Hub Drive, Melville, New York 11747, and JOHAN APEL (“Executive”) having an address at Karlbergsvägen 46A, SE-113 37 Stockholm, Sweden.
WITNESSETH:

WHEREAS, the Company desires to employ the Executive and the Executive desires to become so employed by the Company on the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual premises and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

1. Nature of Employment:  Term of Employment.

(a) The Company hereby agrees to employ the Executive and the Executive agrees to be employed with the Company as its President and Chief Operating Officer (“COO”), upon the terms and conditions contained herein, for a term commencing effective as of May 23, 2013 (the “Commencement Date”) and continuing until the third year anniversary of the Commencement Date, unless terminated earlier pursuant to Section 9 (the “Employment Term”).

(b) If the Company offers to renew the Employment Term on the same or better terms as contained in this Agreement (the “Renewal Offer”), and the Executive does not accept such Renewal Offer, Executive’s employment will continue for a period of three (3) months following the end of the Employment Term (the “Notice Period”).  During the Notice Period, Executive will no longer hold any officer position with the Company, but will be required to report to the Company’s offices and continue to perform duties for the Company, and shall also cooperate with the Company to transition his duties and to perform other such duties as the Company may from time to time request.  Executive’s employment with the Company will terminate effective as of the last day of the Notice Period and, thereafter, the Company will have no further obligation to the Executive under this Agreement.

(c) If the Company (i) does not provide a Renewal Offer, or (ii) offers to renew the Employment Term on terms that are less favorable than the terms of this Agreement, and the Executive does not accept such offer, Executive’s employment will continue for a period of twelve (12) months following the end of the Employment Term (the “Transition Period”).  At its election, the Board of Directors or a committee thereof may require that the Executive no longer serve as an officer of the Company during all or any part of the Transition Period.  Executive will be required to report to the Company’s offices and continue to perform duties of employment as determined by the Board of Directors, and shall also cooperate with the Company to transition his duties and to perform other such duties as the Company may from time to time request, during the Transition Period.  Executive’s employment with the Company will terminate effective as of the last day of the Transition Period and, thereafter, the Company will have no further obligation to the Executive under this Agreement.

(d) Notwithstanding anything to the contrary in sub-sections (c) or (d) above, the Company may require that Executive remain at home and/or not undertake any or all of his duties or responsibilities during the Notice Period or Transition Period, as applicable.

2. Duties and Powers as Employee.

(a) During the Employment Term, Executive shall be employed by the Company as its President and COO.   Executive shall devote substantially his full working time to his duties as President and COO.  In performance of his duties, Executive shall report directly to and be subject to the direction of the Chief Executive Officer.  Executive shall have all the responsibilities, duties and authority as are generally associated with the position of President and COO of a public company.  If the Executive becomes the Chief Executive Officer (the

CEO”) of the Company, the Executive will have such duties commensurate with the position of CEO of a public company, including full executive power over, and responsibility for, managing, directing and supervising all aspects of the business of the Company worldwide.  The CEO shall also be responsible for developing the business plan and objectives of the Company and managing the execution of such plan.  As CEO, Executive will report to the Board of Directors of the Company or any Committee thereof.

(b) Executive shall travel in accordance with the reasonable needs of the business, which shall require him to conduct business for the Company primarily in Melville, New York and such other locations as he deems reasonably necessary.  Business Class accommodations shall be permissible for any travel of three (3) hours or longer.

(c) It shall not be a violation of this Agreement for Executive to (A) serve on any civic or charitable boards or committees consistent with the Company’s conflicts of interest policies and corporate governance guidelines in effect from time to time, (B) serve as a director on any other for-profit corporation, provided that the Compensation Committee of the Board of Directors approves such appointment or election prior to Executive accepting such directorship, (C) deliver lectures and fulfill speaking engagements, or (D) manage his personal investments, so long as such activities do not materially interfere with the performance of Executive’s responsibilities as an executive officer of the Company.  It is expressly understood and agreed that to the extent that any such activities have been conducted by Executive and disclosed to the Company in writing prior to the Commencement Date, the continued conduct of such activities subsequent to the Commencement Date shall not thereafter be deemed to interfere with the performance of Executive’s responsibilities to the Company; provided, however, that the failure to disclose any such existing activities shall not create a presumption that such activities are in violation of this Agreement; and provided further, notwithstanding anything to the contrary in any written non-competition or similar provision between Executive and the Company, no activity so disclosed in writing by Executive shall be violative thereof.

3. Compensation.

(a) During the Employment Term, as compensation for his services hereunder, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $325,000.  The Base Salary shall accrue day to day and be payable in equal installments bi-weekly, less required withholdings.  If the Executive is promoted to the position of CEO during the Employment Term, Executive’s Base Salary will be increased to $482,850.

(b) In addition to the Base Salary, Executive will be eligible to participate in performance compensation and similar incentive plans and programs as may be adopted from time to time by the Company, subject to the terms of such plans or programs.

(c) As soon as practicable following the Commencement Date, the Company shall pay to the Executive a one-time sign-on bonus in an amount equal to $50,000, to compensate the Executive fully for all of the relocation and moving expenses he incurs in relocating to the United States.

4. Expenses; Vacation; Insurance; Other Benefits.

(a) Executive shall be entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in the performance of his duties hereunder, upon submission and approval of written statements and bills in accordance with the then regular policies and procedures of the Company for submission of expenses.  During the Employment Term, the Company shall also pay Executive an additional $18,000 a year (without need for written submission and approval of bills or statements) to defray regular commutation costs.  This amount will be payable in equal installments bi-weekly and is subject to withholding and other appropriate payroll taxes.  This amount may be used for, among other things, the cost of an automobile lease and all related costs; no other payments will be made for regular commutation costs.

(b) Executive shall be entitled to twenty (20) days paid vacation time per annum or such other period as is in accordance with the regular procedures of the Company governing senior executive officers as determined from time to time by the Company’s Board of Directors.

(c) During the Employment Term, Executive shall be entitled to participate in all employee benefit plans and programs of the Company now or hereafter made available to all senior executives of the Company as a group, to the extent eligible, (including, without limitation, each retirement plan, supplemental and excess retirement plans, deferral savings plans, group life insurance, accident and death insurance, medical and dental insurance, sick leave, disability plans and fringe benefit plans) on a basis which is no less favorable than is made available to any other senior executive of the Company, except as otherwise provided herein.

(d) For each calendar year during the Employment Term, the Company shall pay for United States income tax advice and preparation of United States income tax forms for Executive up to $5,000 per year.

(e) Executive shall be covered by the Company’s directors’ and officers’ liability insurance policy, and errors and omissions coverage, if any, to the extent such coverage is generally provided by the Company to its directors and officers and to the fullest extent permitted by such insurance policies.  Nothing herein is or shall be deemed to be a representation by the Company that it provides, or a promise by the Company to obtain, maintain or continue any liability insurance coverage whatsoever for its executives.

5. Representations and Warranties of Employee.

(a) Executive represents and warrants to the Company that Executive is under no contractual or other obligation which would prevent him from becoming employed by the Company or that would interfere with the performance of his duties hereunder.

6. Non-Competition.

(a) Executive agrees that he will not:  (i) during the period he is employed by the Company, engage in, or otherwise directly or indirectly be employed by, or act as a consultant to, or be a director, officer, employee, owner, member or partner of, any other business or organization that is or shall then be competing with the Business (as defined below), and (ii) for the one year period following the termination of his employment, directly or indirectly, compete with or be engaged in the Business, or be employed by, or act as consultant to, or be a director, officer, employee, owner, member or partner of, any business or organization which, at the time of such cessation, competes with or is engaged in the Business, except that in each case the provisions of this Section 6 will not be deemed breached merely because Executive:  (A) owns not more than five percent (5%) of the outstanding common stock of a corporation, if, at the time of its acquisition by Executive, such stock is listed on a national securities exchange, is reported on NASDAQ, or is regularly traded in the over-the-counter market by a member of a national securities exchange; or (B) Executive is a passive investor in any fund in which he has no investment discretion.  This prohibition shall apply to the entire world in recognition of the fact that the Company operates on a multi-national basis.  “Business” shall mean (w) the design, manufacture, sale, re-sale, distribution or maintenance of character generators (software or hardware or a combination thereof) that are used by the broadcast and cable industries, (x) online graphics creation and work flow solutions or any other product or solution similar to those products or solutions marketed or distributed by the Axis Graphics division, (y) products or solutions similar to ChyTV, and/or (z) any other products or solutions acquired or developed by the Company while Executive is employed by the Company.  Notwithstanding the foregoing, this restrictive covenant shall not be applicable if Executive is terminated without Cause or he resigns for Good Reason (as such terms are defined below).

(b) It is the intent of the parties to this Agreement that the provisions of this Section 6 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.  If any particular provisions or portions of this Section 6 shall be adjudicated to be invalid or unenforceable, such provisions or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provisions or portions in the particular jurisdiction in which such adjudication is made.

(c) The parties acknowledge that damages and remedies at law for any breach of this Section 6 will be inadequate and that the Company shall be entitled to specific performance and other equitable remedies (including injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies the Company may have.  Executive also waives the posting of any bond in connection with the issuance of any injunctive relief.

7. Patents; Copyrights.

Any interest in patents, patent applications, inventions, copyrights, developments, and processes (“Such Inventions”) which Executive now or hereafter during the period he is employed by the Company may own or develop relating to the fields in which the Company may then be engaged shall belong to the Company; and forthwith upon request of the Company, Executive shall execute all such assignments and other documents and take all such other action as the Company may reasonably request in order to vest in the Company all his right, title, and interest in and to Such Inventions, free and clear of all liens, charges and encumbrances.  The Company will reimburse Executive for any reasonable fees and expenses (including fees and expenses of counsel) incurred by Executive in connection with executing such assignments and documents and taking any such action at the request of the Company.

8. Confidential Information.

All confidential information which Executive may now possess or may obtain during his employment with the Company relating to the business of the Company shall not be published, disclosed, or made accessible by him to any other person, firm, corporation or entity during the Employment Term or anytime thereafter without the prior written consent of the Company; provided that the foregoing shall not apply to information which is generally known to the industry or the public, other than as a result of Executive’s breach of this covenant, and shall not preclude Executive from disclosing any such information to the extent such disclosure (i) is required by law; (ii) is necessary for the performance of his duties hereunder; or (iii) would, in the reasonable judgment of Executive, be in the best interest of the Company or is reasonably necessary in order to defend Executive or to enforce Executive’s rights under this Agreement in connection with any action or proceeding to which the Company or its affiliates is a party.  Executive shall return all such confidential information, in whatever form, electronic or otherwise, to the Company prior to or at the termination of his employment or at any time upon the Company’s demand.

9. Termination.

(a) The Company may terminate the Executive’s employment and the Employment Term for Cause (as defined below) effective as of the date set forth in written notice to Executive.  As used herein, “Cause” means Executive:  (i) is convicted of a felony crime; (ii) willfully commits any act or willfully omits to take any action in bad faith and to the material detriment of the Company; (iii) commits an act of active and deliberate fraud against the Company; or (iv) materially breaches any term of this Agreement and fails to correct such breach within ten (10) days after written notice of the commission thereof.  In the event that the Employment Term is terminated for Cause, then Executive shall be entitled to receive only his Base Salary at the rate provided in Section 3 to the date on which termination shall take effect, any commutation payment accrued, but not yet paid, and any unreimbursed expenses (the “Accrued Obligations”).  Thereafter, the Company shall have no further obligation to Executive under this Agreement.

(b) In the event that Executive shall be physically or mentally incapacitated or disabled or otherwise unable fully to discharge his duties hereunder for a period of one-hundred and twenty (120) consecutive days during the Employment Term as determined by the Company, then the Company may terminate the Executive’s employment upon thirty (30) days’ written notice to Executive (unless Executive is able to resume his duties during such notice period), and no further compensation shall be payable to Executive, except:  (i) as may otherwise be provided under any disability insurance policy, and (ii) the Accrued Obligations.

(c) In the event that Executive shall die during the Employment Term, then Executive’s employment shall terminate on the date of Executive’s death, and no further compensation shall be payable to Executive, except: (i) as may otherwise be provided under any insurance policy or similar instrument, and (ii) the Accrued Obligations.

(d) Executive may terminate his employment and the Employment Term without Good Reason upon thirty (30) days prior written notice to the Company.  If the

Executive terminates his employment without Good Reason, the Company will pay him the Accrued Obligations and thereafter shall have no further obligation to the Executive.

(e) The Company may terminate the Executive’s employment during the Employment Term without Cause. The Company shall give written notice of termination to Executive which shall state the date the termination is to be effective.  If the Company terminates the Executive without Cause during the Employment Term, the Executive shall be entitled to (i) continued payment of his Base Salary pursuant to the Company’s payroll schedule for a period of twelve (12) months (the “Severance Payment”) following the date of termination; and (ii) an amount (the “Severance Benefits”), grossed up for federal state and local taxes, in lieu of participation in the Company’s life, long-term disability and health insurance plans for a period of twelve (12) months as set forth in Section 9(i) and (iii) the Accrued Obligations. The Severance Benefits shall be paid in a lump sum within twenty (20) business days from the date of termination, provided, however, that if such period begins in one taxable year of Executive and ends in another, the Severance Benefits will be paid in the second taxable year.  All payments made pursuant to this Section 9(e) shall not be subject to mitigation or any right of set-off.

(f) The Executive may terminate his employment and the Employment Term for Good Reason.  As used herein, “Good Reason” means (i) a reduction in Executive’s Base Salary, or (ii) the assignment to Executive of any duties inconsistent in any material respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities which result in a material diminution in such position, authority, duties or responsibilities.  Executive must provide notice to the Company of the existence of any of the conditions described in clauses (i) or (ii) above within a period of ninety (90) days of the initial existence of such condition and the Company shall have a period of thirty (30) days following receipt of such notice during which it may remedy such condition.  In the event of Executive’s failure to deliver timely notice as set forth herein or in the event of the Company’s timely remedy of any condition described in clauses (i) or (ii) above, Executive’s resignation will not be deemed a resignation with Good Reason.  If the Executive resigns for Good Reason, then Executive shall be entitled to receive from the Company the Severance Payment and the Severance Benefits described in Section 9(e) pursuant to the terms therein.

(g) If any of the payments or benefits to be provided to Executive pursuant to Section 9 of this Agreement constitute “nonqualified deferred compensation” subject to 409A of the U.S. Tax Code (the “Code”) payable in connection with a “separation of service” under Section 409A(2)(a)(i) of the Code, the following interpretations apply to Section 9:  (i) any termination of Executive’s employment triggering payment of benefits under Section 9 must constitute a “separation from service” under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h) before distribution of such benefits can commence.  To the extent that the termination of Executive’s employment does not constitute a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. § 1.409A-1(h) (as the result of further services that are reasonably anticipated to be provided by Executive to the Company at the time Executive’s employment terminates under Section 9), any benefits payable under Section 9 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until after the date of a subsequent event constituting a separation of service under Section 409A(a)(2)(A)(i) of the Code and Treas. Reg. §1.409A-1(h).  For purposes of clarification, this Section 9(g) shall not cause any forfeiture of benefits on Executive’s part, but shall only act as a delay until such time as a “separation from service” occurs; (ii) if Executive is a “specified employee” (as that term is used in Section 409A of the Code and regulations and other guidance issued thereunder) on the date his separation from service becomes effective, any benefits payable under Section 9 that constitute non-qualified deferred compensation under Section 409A of the Code shall be delayed until the earlier of (A) business day following the six-month anniversary of the date his separation from service becomes effective, and (B) the date of his death, but only to the extent necessary to avoid such penalties under Section 409A of the Code.  On the earlier of (A) the business day following the six-month anniversary of the date his separation from service becomes effective, and (B) Executive’s death, the Company shall pay Executive in a lump sum the aggregate value of the non-qualified deferred compensation that the Company otherwise would have paid Executive prior to that date under Section 9 of this Agreement; (iii) it is intended that each installment of the payments and benefits provided under Section 9 of this Agreement shall be treated as a separate “payment” for purposes of Section 409A of the Code; and (iv) neither the Company nor Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A of the Code.

(h) Notwithstanding anything to the contrary in this Agreement, any payment or benefit under this Agreement or otherwise that is exempt from Section 409A of the Code pursuant to Treas. Reg. § 1.409A-1(b)(9)(v)(A) or (C) (relating to certain reimbursements and in-kind benefits) shall be paid or provided to Executive only to the extent that the expenses are not incurred, or the benefits are not provided, beyond the last day of the second calendar year following the calendar year in which Executive’s separation of service occurs; and provided further that such expenses are reimbursed no later than the last day of the third calendar year following the calendar year in which Executive’s separation from service occurs.  To the extent any indemnification payment, expense reimbursement, or the provision of any in-kind benefit is determined to be subject to Section 409A (and not exempt pursuant to the prior sentence or otherwise), the amount of any such indemnification payment or expense eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the indemnification payment, provision of in-kind benefits or expenses eligible for reimbursement in any other calendar year (except for any life-time or other aggregate limitation applicable to medical expenses), in no event shall any indemnification payment or expenses be reimbursed after the last day of the calendar year following the calendar year in which Executive incurred such indemnification payment or expenses, and in no event shall any right to indemnification payment or reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

(i) Recognizing that such amount is subject to income and other taxes, the Severance Benefits payment shall include an amount equal to the amount of federal, state, and local income taxes incurred as a result of the Severance Benefits payment or any additional tax gross up payment on such payment.  The Severance Benefits payment shall be equal to the sum of the Health Care Payment, the Life Insurance Payment and the Disability Insurance Payment, all as described in Sections 9(j) through 9(l) below, plus the foregoing tax gross up.

(j) The “Health Care Payment” is an amount equal to the monthly premium amount charged by the Company for COBRA continuation coverage under the health care option in which Executive is enrolled at the time of Executive’s termination, times twelve (12).  To receive coverage under the Company’s health insurance plans, Executive must elect to receive COBRA coverage and remit the appropriate payment to the Company as per the policy of the Company.

(k) The Company’s group term life insurance policy provides $500,000 of coverage, and upon termination, offers Executive the opportunity to convert to Whole Life (subject to acceptance by the insurer).  The “Life Insurance Payment” is an amount equal twelve (12) times the monthly premium for one of the following, as Executive elects:  (i) a Whole Life conversion policy through the Company’s group life insurer (subject to acceptance by the insurer); (ii) an existing life insurance policy or policies that Executive may currently have in place; or (iii) a new term life insurance policy.  The Company will pay only that pro-rated portion of the premium that represents coverage equal to Executive’s coverage under the group life insurance plan as of the date of this Agreement, that is, $500,000.

(l) The Company’s long-term disability insurance plan provides coverage of 60% of monthly earnings (but not more than $10,000, which amount may be reduced by deductible sources of income and disability earnings) after a 26 week elimination (waiting) period, and the insurer offers a portable policy after termination.  The “Disability Insurance Payment” is an amount equal to twelve (12) times the monthly premium for one of the following, as Executive elects:  (i) a portable long-term disability policy through the Company’s insurer (subject to acceptance by the insurer), (ii) an existing long-term disability insurance policy or policies that Executive may currently have in place, or (iii) a new personal long-term disability insurance policy obtained through other than the Company’s insurance policy.  The Company will pay only that pro-rated portion of the premium that represents coverage equal to Executive’s coverage under the group long-term disability insurance plan as of the date of this Agreement.

10. Termination in Connection with a Change in Control.

(a) In the event the Executive’s employment with the Company is terminated by the Company without Cause or if the Executive resigns for Good Reason during the Change in Control Period, in addition to the Severance Payment and Severance Benefits payable under

Section 9, (A) the Company will pay to the Executive an additional payment (the “Bonus Payment”), equal to the greater of (x) the bonus paid to the Executive for the full fiscal year immediately prior to the effective date of the Change in Control, and (y) the bonus that Executive has accrued for the fiscal year in which the Change in Control occurred, with such amount being annualized, and (B) Executive’s unvested Equity Awards will vest as of the date of termination.  The Bonus will be paid in a lump-sum amount within twenty (20) days following the effective date of Executive’s termination of employment.

(b) For purposes of the Bonus Payment, “Change in Control” means (i) the acquisition, directly or indirectly, by any individual, entity or group, or a Person (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”)) of ownership of 50% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); (ii) individuals who, as the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, as a member of the Incumbent Board, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; (iii) approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (x) more than 50% of, respectively, the then outstanding shares of common stock of the Company resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, and (y) at least a majority of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company; or (v) approval by the stockholders of the Company of the sale or other disposition of all or substantially all of the assets of the Company.

(c) “Change in Control Period” means the period that begins 30 days before the date the Company enters into a definitive agreement that results in the Change in Control and ends on the date that is 18 months after the effective date of the Change in Control.

(d) “Equity Awards” means any award issued to the Executive pursuant to the Chyron Corporation 2008 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”).

(e)  For purposes of the vesting of the Equity Awards, “Change in Control” shall have the meaning ascribed to such term in the Plan.

11. Golden Parachute Excise Tax.

(a) Limitation or Additional Payment.  In the event that any portion of the payments and benefits provided to Executive under this Agreement and any other payments and benefits under any other agreement with or plan of the Company (in the aggregate, “Total Payments”) would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Excise Tax”), then sub-section (a)(i) or (a)(ii) below shall apply:

(i) In the event that the Total Payments (without regard to this Section 11) are less than or equal to 115% of the maximum amount that could be paid to Executive without becoming subject to the Excise Tax, then notwithstanding anything in this Agreement to the contrary the amount payable to Executive under Sections 9 or 10 shall be reduced such that the value of the aggregate Total Payments that Executive is entitled to receive shall be one dollar ($1) less than such maximum amount.

(ii) In the event that the Total Payments (without regard to this Section 11) are greater than 115% of the maximum amount that could be paid to Executive without becoming subject to the Excise Tax, then Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount that will place Executive in substantially the same after-tax economic position that Executive would have enjoyed if the Excise Tax had not applied to the Total Payments.

(b) Determination by Accounting Firm.  Subject to the provisions of Section 11(c) below, all determinations required to be made under this Section 11, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s independent auditors or such other certified public accounting firm reasonably acceptable to Executive as may be designated by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and Executive.  Any Gross-Up Payment, as determined pursuant to this Section 11, shall be paid by the Company to Executive as soon as practicable following the date on which Executive provides the Company evidence of payment of the taxes covered by the Gross-Up Payment, but no later than the end of the taxable year following the end of Executive’s taxable year in which Executive remits such taxes.  Any determination by the Accounting Firm shall be binding upon the Company and Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 11(c) and Executive is thereafter required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for Executive’s benefit.

(c) Company’s Right to Contest Excise Tax.  Executive agrees to notify the Company in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than ten (10) business days after Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies Executive in writing prior to the expiration of such period that it desires to contest such claim, Executive agrees to:

(i) give the Company any information reasonably requested by the Company relating to such claim,

(ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(iii) cooperate with the Company in good faith in order to effectively contest such claim, and

(iv) permit the Company to participate in any proceedings relating to such claim.

Without limitation on the foregoing provisions of this Section 11(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearing and conferences with the taxing authority in respect of such claim.  The Company may, at its sole option, either direct Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs Executive to pay such claim and sue for a refund, the Company shall reimburse the amount of such payment to Executive, on an after-tax and interest-free basis (the “Reimbursement”).  The Company’s control of the contest related to the claim shall be limited to the issues related to the Gross-Up Payment and Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or other taxing authority.  If the Company does not timely notify Executive in writing of its desire to contest the claim, the Company shall pay Executive an additional Gross-Up Payment in respect of the excess parachute payments that are the subject of the claim, and Executive agrees to pay the amount of the Excise Tax that is the subject of the claim to the applicable taxing authority in accordance with applicable law.

(d) Repayment to the Company.  If, after Executive’s receipt of a Reimbursement pursuant to Section 11(c), Executive becomes entitled to receive any refund with respect to the claim to which the Reimbursement relates, Executive shall promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after Executive receipt of a Reimbursement pursuant to Section 11(c), a determination is made that Executive is not entitled to any refund with respect to such claim and the Company does not notify Executive in writing of its intent to contest such denial of refund prior to the expiration of thirty (30) days after such determination, then the Reimbursement shall be forgiven and shall not be required to be repaid and the amount of such reimbursement shall offset the amount of the additional Gross-Up Payment then required to be paid to Executive.

(e) Further Assurances.  The Company shall indemnify Executive and hold Executive harmless, on an after-tax basis, from any costs, expenses, penalties, fines, interest or other liabilities (“Losses”) incurred by Executive with respect to the exercise by the Company of any of its rights under Section 11(c), including, without limitation, any Losses related to the Company’s decision to contest a claim or any imputed income to Executive resulting from any Advance or action taken on Executive’s behalf by the Company pursuant to Section 11(c).  The Company shall pay all legal fees and expenses incurred under Section 11(c) and shall promptly reimburse Executive for the reasonable expenses Executive may incur in connection with any actions taken by the Company or required to be taken by Executive under Section 11(c).  The Company also shall pay all of the fees and expenses of the Accounting Firm.

12. Survival.

The covenants, agreements, representations and warranties set forth in Sections 5, 6, 7 and 8 of this Agreement shall survive the termination or expiration of the Employment Term and Executive’s employment, irrespective of any investigation made by or on behalf of any party.

13. Modification.

This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof, supersede all existing agreements between them concerning such subject matter and may be modified only by a written instrument duly executed by each party.

14. Notices.

Any notice or other communication required or permitted to be given hereunder shall be in writing and shall be delivered in person, by telecopy with electronic confirmation of delivery or by delivery to an internationally recognized carrier for overnight delivery to the party to whom it is to be given at the address of such party as set forth in the preamble to this Agreement (or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 14).  In the case of a notice to the Company, a copy of such notice (which copy shall not constitute notice) shall be delivered to Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.  Chrysler Center, 666 Third Avenue, New York, New York 10017, Attn:  Daniel L. DeWolf, Esq.  Any notice or other communication given by overnight delivery shall be deemed given at the time of delivery to the carrier, except for a notice changing a party’s address which shall be deemed given at the time of receipt thereof Any notice given by telecopy shall be deemed given at the time the notice or other communication is delivered with electronic confirmation of delivery.

15. Waiver.

Any waiver by either party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision of this Agreement.  The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any waiver must be in writing.

16. Binding Effect.

Executive’s rights and obligations under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to encumbrance or the claims of Executive’s creditors, and any attempt to do any of the foregoing shall be void.  The provisions of this Agreement shall be binding upon and inure to the benefit of Executive and his heirs and personal representatives, and shall be binding upon and inure to the benefit of the Company and its successors and assigns.

17. Headings.

The headings in this Agreement are solely for the convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

18. Counterparts; Governing Law.

This Agreement may be executed in any number of counterparts (and by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  It shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to the rules governing the conflicts of laws.
[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first written above.

CHYRONHEGO CORPORATION
By:	/s/ Roger L. Ogden
Name: Roger L. Ogden
Title: Chairman of the Board of Directors

JOHAN APEL
/s/ Johan Apel